UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Form 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 9, 2024

BEIGENE, LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-37686	98-1209416
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
c/o Mourant Governance Services (Cayman) Limited
94 Solaris Avenue, Camana Bay
Grand Cayman KY1-1108
Cayman Islands
(Address of Principal Executive Offices) (Zip Code)
+1 (345) 949-4123
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 13 Ordinary Shares, par value $0.0001 per share	BGNE	The NASDAQ Global Select Market
Ordinary Shares, par value $0.0001 per share*	06160	The Stock Exchange of Hong Kong Limited
*Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 9, 2024 (the “Signing Date”), a facility agreement (the “Facility Agreement”) was entered into by and between BeiGene, Ltd. (the “Company”), as the borrower, and China Merchants Bank Co., Ltd., as the lender (the “Lender”). The Facility Agreement provides for a $400 million uncommitted and unsecured credit facility (the “Credit Facility”), pursuant to which each loan issued has a term up to one year, provided that all loans must be repaid within 18 months of the Signing Date. Loans under the Credit Facility have a floating interest rate based on the secured overnight financing rate plus an applicable margin and are calculated daily from the date the loan is utilized and settled on a quarterly basis. The proceeds of the loans under the Credit Facility are available for daily operations of the Company and its subsidiaries and for refinancing of the Company’s working capital loans with other banks. The Facility Agreement contains financial covenants that require the Company to uphold a certain ratio of liabilities to ownership equity and maintain specified amounts of both consolidated net assets and consolidated cash balance, all of which are tested quarterly. The Facility Agreement also contains operating covenants including, among other things, (i) maintaining its listing status on The Stock Exchange of Hong Kong Limited and The Science and Technology Innovation Board of the Shanghai Stock Exchange, (ii) maintaining the amount of interest payable on the outstanding principal for two quarters in an account with the Lender, (iii) limitations on the incurrence of certain additional indebtedness to the extent such indebtedness has material adverse effects on the Company’s ability to perform its obligations under the Facility Agreement, and (iv) preservation of ownership of key patents and other covenants surrounding the Company’s intellectual property. Other certain covenants, representations and warranties, and events of default, are contained in the Facility Agreement, many of which would be breached or triggered solely to the extent they have a material adverse effect on the Company’s ability to perform its obligations under the Facility Agreement or affect the Company’s normal operations.

The Company entered into a $400 million uncommitted and unsecured credit facility agreement with the Lender in 2023 (the “Existing Credit Facility”) which will terminate in January 2025. As of the date hereof, the Company has drawn $380 million from the Existing Credit Facility and plans to repay $300 million of the Existing Credit Facility in December 2024, reducing the outstanding balance to $80 million which the Company plans to repay fully in January 2025. The remaining $80 million will still be subject to the Existing Credit Facility but count toward the availability under the Facility Agreement. As of the date of this report, no borrowings were outstanding under the Facility Agreement.

The foregoing description of the terms of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which the Company has filed as an exhibit hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Facility Agreement, dated as of December 9, 2024, by and between the Company and China Merchants Bank Co., Ltd.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Exhibit Index

Exhibit No.	Description
10.1	Facility Agreement, dated as of December 9, 2024, by and between the Company and China Merchants Bank Co., Ltd.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIGENE, LTD.

Date: December 10, 2024	By:	/s/ Chan Lee
	Name:	Chan Lee
	Title:	Senior Vice President, General Counsel